Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 18, 2005, except for Note 18 as to which the date is March 27, 2006, and except for Notes 6 and 21 as to which the date is March 23, 2007, with respect to the consolidated financial statements of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries included in the Registration Statement on Form S-1 (No. 333-xxxxxx) and related Prospectus of Visant Corporation dated on or about May 7, 2007.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 7, 2007